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                                                                    EXHIBIT 10.1

                             JOINT VENTURE AGREEMENT

          THIS AGREEMENT is made this 13th day of December, 1993, by and between Wireless Technology Corporations Limited, a corporation organized under the laws of the British Virgin Islands ("Investor") and Kompania Besprovodnye Seti Sviazi (Wireless Telecommunication Networks Company), a limited liability partnership organized under the laws of the Republic of Kazakhstan ("BeCeT") in order to set forth the rights and obligations of the parties relating to a joint venture company which would create, operate, manage and maintain cellular telecommunications networks (collectively, the "Cellular Networks") covering the City of Almaty and certain other regional centers within the Republic of Kazakhstan. The parties hereto acknowledge that, subject to contract, Investor and the Ministry of Communications of the Republic of Kazakhstan (the "Ministry of Communications") have discussed and agreed in principle that certain financing is to be provided by Investor to the Ministry of Communications for certain identified projects of the Ministry of Communications.

                                    ARTICLE I

                    ORGANIZATION OF THE JOINT VENTURE COMPANY

          Section 1.1 Formation. Promptly after the execution of this Agreement, the parties shall organize and incorporate a new company under the laws of Kazakhstan ("JVCo").

          Section 1.2 Name. JVCo shall be named "BESET International."


          Section 1.3 Office. The principal office of JVCo shall be located at 9 Zhurgeneva Street, 480002, Almaty, Republic of Kazakhstan.

          Section 1.4 Business Purpose. The business purpose of JVCo shall be:

               (a) the creation, operation, management and maintenance of the Cellular Networks; and
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               (b) any other lawful business activities incidental or relating to the foregoing.

          Section 1.5 Timing. Consistent with the terms of the Cellular License (as defined below), JVCo shall use its reasonable efforts to make the Cellular Network covering Almaty to begin commercial service not later than six (6) months following the last of all the necessary steps for the complete legal registration of JVCo as a legal entity in the Republic of Kazakhstan (or as soon as reasonably practicable thereafter), and to make the Cellular Networks covering the other designated regional areas (to the extent that a Cellular Network in the area would be commercially viable) to begin commercial service by December 31, 1996 (or as soon as reasonably practicable thereafter).

          Section 1.6 Cooperation. Investor and BeCeT shall cooperate fully with each other and with JVCo in order to expeditiously realize the purposes of this Agreement and the transactions contemplated hereby. Moreover, the Ministry of Communications and the agencies, ministries and instrumentalities of the Republic of Kazakhstan (collectively, the "Kazakhstan Governmental Entities") shall cooperate fully with JVCo in order to expeditiously realize the purposes of this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, each of the parties hereto and the Kazakhstan Governmental Entities shall use its respective reasonable efforts to obtain (or, as the case may be, assist JVCo in obtaining) any required concessions, licenses and other governmental approvals (including registration of JVCo under the applicable laws of the Republic of Kazakhstan) as may be necessary to expeditiously effectuate the purposes of this Agreement and the transactions contemplated hereby. Investor and BeCeT shall, upon the reasonable request of such other party, take such further action and execute, acknowledge and deliver such additional documents, instruments and other payments as may be reasonably necessary to carry out this Agreement.


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                                   ARTICLE II

                                 CAPITALIZATION

          Section 2.1 Capital Stock. (a) The authorized capital stock of JVCo shall be one thousand (1,000) shares of the Class A Stock and one thousand (1,000) shares of Class B Stock. Each share shall have an initial value of US$10,000. The total capital of JVCo shall be US$40,000,000. Each share of Class A Stock and Class B Stock shall be entitled to one vote per share.

          (b) Each outstanding share of Class A Stock and Class B Stock shall be entitled to share ratably in all dividends and other distributions declared by the Board of Directors and paid by JVCo.

          (c) Upon any liquidation, dissolution or winding up of the affairs of JVCo, each outstanding share of Class A and Class B Stock shall be entitled to share ratably in the remaining assets of JVCo, provided, however, that the holders of shares of Class B Stock shall be entitled to receive twenty million dollars (US$20,000,000), which amount shall be increased dollar per dollar by the aggregate amount of any additional contribution made by Investor pursuant to Section 2.5 hereof, before the holders of shares of Class A Stock shall be entitled to any proceeds.

          Section 2.2 BeCeT Contribution. The initial contribution of BeCeT shall be (i) to obtain the issuance of a Licensing Agreement providing for the allocation of a cellular license to be issued to JVCo by the Ministry of Communications in the form set forth as Exhibit A hereto (the "Cellular License") and to obtain the issuance of such Cellular License to JVCo; (ii) to obtain the allocation of frequencies as set forth in the Cellular License;
(iii) to pay for and on behalf of JVCo the fees for the use of frequencies in the manner and the amounts established by the regulatory acts of the Republic of Kazakhstan, to the extent such fees are not deducted from the License Fee as set forth in the Cellular License; (iv) to arrange for the lease of office space for the headquarters of JVCo (at reasonable market rates) reasonably acceptable to Investor; (v) to arrange for the lease of transmission towers and other industrial premises (at reasonable market rates) reasonably


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acceptable to Investor or identified by Investor which are most suitable for cellular transmissions and installation of cellular equipment.

          Section 2.3 Investor Contributions.

               (a) After the Business Commencement Date (as defined in Article IX hereof) and subject to the continuing satisfactory performance of BeCeT and the Kazakhstan Governmental Entities under this Agreement, Investor shall be obligated to make contributions from time to time of cash, equipment and property so that its total contribution shall have an aggregate value equal to US$20,000,000. Any contribution by Investor of equipment or property shall be valued at its fair market value as determined in good faith by the Board of Directors of JVCo. Investor shall have no obligation to make contributions to JVCo over the US$20,000,000 amount.

               (b) The initial contribution of Investor for Class B Stock shall be US$10,000, which shall be applied towards the payment of start-up expenses.

               (c) The remaining contribution of Investor for Class B stock shall be made according to an investment program and cash flow schedule to be established by the Board of Directors.

          Section 2.4 Certificates for Initial Contributions. Upon payment by BeCeT of its initial contribution for its capital stock in accordance with
Section 2.2 hereof, JVCo shall issue to BeCeT a certificate representing one thousand (1,000) shares of Class A Stock. Upon payment by Investor of its initial contribution for its capital stock in accordance with Section 2.3 (b) hereof, JVCo shall issue to Investor a certificate representing one thousand (1,000) shares of Class B Stock.

          Section 2.5 Additional Investment. Should the Board of Directors of JVCo determine that JVCo requires subsequent contributions of cash capital (after the amounts provided in Sections 2.2 and 2.3 hereof have been contributed), then each shareholder shall have the right to purchase its proportionate share of any subsequent stock issuances. The price for each of the shares of


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Class A Stock or Class B Stock issued in any subsequent issuance shall be the book value per share of the outstanding shares of such Stock as of the most recent quarterly balance sheet determined by dividing the net assets of JVCo as determined in accordance with the International Accounting Standards promulgated by the International Accounting Standards Committee in London, England (the "International Accounting Standards") and adjusted by the total issued and outstanding shares of JVCo. If a shareholder does not purchase its proportionate share of a subsequent stock issuance, then its proportionate share ownership of JVCo will be reduced as a result of the subsequent stock issuances. Should the Board of Directors of JVCo determine that the JVCo requires subsequent contributions of property or equipment, then each shareholder shall be given the opportunity to contribute the property or equipment to JVCo in exchange for additional shares of capital stock. Any subsequent contribution of equipment or property shall be valued at its fair market value as determined in good faith by the Board of Directors of JVCo. Any subsequent contribution of property or equipment by a party in exchange for additional shares of capital stock will reduce the proportionate share ownership of the other party.

                                   ARTICLE III

                               BOARD OF DIRECTORS

          Section 3.1 Management. JVCo shall be managed by a Board of Directors consisting of six (6) members, including one member who shall be designated the Chairman of the Board of Directors. The Board of Directors shall manage the business of JVCo and may exercise all powers normally exercised by a Board of Directors, except for such powers as are required to be exercised by shareholders, all in accordance with the Ustav and applicable laws. The Chairman of the Board of Directors shall preside and lead meetings of the Board of Directors and meetings of shareholders.

          Section 3.2 Election. Members of the Board of Directors shall be elected at the annual meeting of shareholders from candidates nominated by the parties. The Chairman of the Board of Directors shall be


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designated by the Investor. In addition to the Chairman of the Board, the
Investor shall be entitled to designate two (2) candidates to the Board of Directors, and BeCeT shall be entitled to designate three (3) candidates to the Board of Directors. The parties shall vote their respective shares to elect the respective designees (including voting in favor of the designees of the other party).

          Section 3.3 Term. The term of office of a member of the Board of Directors shall be for one (1) year or until his successor is elected and qualified. Directors shall be eligible to serve successive terms.

          Section 3.4 Vacancies of Directors.

               (a) If a vacancy in any directorship should occur on the Board of Directors, for whatever reason, the party who had nominated the former director shall nominate his replacement.

               (b) A party to this Agreement may remove any director nominated by such party with or without cause, and may replace such director with his or its designee and the other party shall vote its shares to effect such removal and replacement.

          Section 3.5 Conduct of Business. A majority of the directors shall be required to conduct business at all meetings of the Board of Directors; provided, however, that at least one director designated by each of the Investor and BeCeT, respectively, shall be present at any meeting of the Board of Directors in order to conduct business. All resolutions of the Board of Directors shall be adopted by a majority of the directors present at the meeting, except as otherwise provided in this Section 3.5 or in Section 3.8 below. The Chairman of the Board shall be entitled to a second or casting vote in the event the Board of Directors is deadlocked on a vote of the Board of Directors.

          Section 3.6 Choice of Equipment. The equipment to be used to construct, operate and maintain the Cellular Networks shall be selected by a committee of the Board of Directors comprised of two directors, one of whom shall be the nominee of BeCeT and one of whom shall be the nominee of Investor.


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          Section 3.7 Declaration of Dividends. (a) The Board of Directors may
from time to time declare dividends to be paid or distributions to be made in respect of the capital stock of JVCo out of funds or assets legally available for this purpose.

          (b) In the event the Board of Directors determines to pay a cash dividend, the Board of Directors shall first determine the aggregate amount of the cash dividend to be paid in respect of JVCo's capital stock. Such aggregate amount shall then be divided between Class A Stock and Class B Stock in accordance with Section 2.1(b) hereof and the Ustav.

          Section 3.8 Certain Board Action. Any action on the following matters shall only be taken (in addition to any requirements under applicable law) pursuant to a resolution duly adopted by a vote of at least four of the six members of the Board of Directors as authorized by the Ustav:

               (a) Amendment of the Ustav;

               (b) Dissolution or voluntary bankruptcy of JVCo;

               (c) Approval of the Annual Budget;

               (d) Acquisitions of assets or businesses for the equivalent of consideration in excess of US$5,000,000 and any disposition or transfer of the Cellular License;

               (e) Entering into new joint ventures which individually require investment (including in-kind investment) in excess of US$1,000,000;

               (f) Incurrence of indebtedness in excess of US$2,000,000.


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                                   ARTICLE IV

                                  SHAREHOLDERS

          Section 4.1 Conduct of Business at Meeting of Shareholders. A meeting of shareholders shall require not less than two-thirds of the issued and outstanding shares entitled to be voted at such meeting to be present at such meeting and each and every resolution shall be adopted by a majority of the votes cast at the meeting.

          Section 4.2 Notice of Meeting. Notice for meetings of shareholders, procedures for resolutions at such meetings and any other necessary rules with respect thereto shall be as prescribed in the Ustav.

          Section 4.3 Changes in Rights of Shares. No change shall be made in the rights of the shares of capital stock held by any shareholder except upon the amendment of the Ustav of JVCo in conformance with applicable laws.

                                    ARTICLE V

                                    OFFICERS

          Section 5.1 Officers. JVCo shall have co-presidents who shall also be the co-chief executive officers ("Co-CEOs"), a treasurer who shall also be the chief financial officer ("CFO"), and such other officers as the Board of Directors may determine. In addition, JVCo shall have a chief Kazakh financial officer ("CKFO") who shall report directly to the CFO and shall be responsible for accounting matters under Kazakh law as well as acting as a liaison between JVCo and the appropriate Kazakh tax authorities. One of the Co-CEOs and the CKFO shall be appointed by a committee of the Board of Directors consisting of the directors who are the designees of BeCeT after consulting with the directors who are the nominees of Investor. The other Co-CEO, the CFO, and any other officers shall be appointed by a committee of the Board of Directors consisting of directors who are the designees of Investor after consulting with the directors who are the nominees of BeCeT. The Co-CEO appointed by a committee of the


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Board of Directors consisting of directors who are the designees of Investor shall have ultimate responsibility and decision-making authority with respect to the business affairs of JVCo (subject to the authority of the Board of Directors) and shall see that all orders and resolutions of the Board of Directors are carried into effect.

                                   ARTICLE VI

                               TRANSFER OF SHARES

          Section 6.1 Restrictions on Transfer. Prior to the fifth anniversary of the Business Commencement Date, a party shall be entitled to sell, assign, pledge or otherwise transfer its shares of JVCo capital stock only with the prior written approval of the other party. Each party hereto hereby consents to the sale, assignment, pledge, or other transfer of the other party's shares of JVCo capital stock after the fifth anniversary of the Business Commencement Date. Any sale, assignment, pledge or transfer of shares of JVCo capital stock by either party shall be conditioned upon the third party transferee's agreement in writing to be bound by the terms and conditions of this Agreement.

          Section 6.2 Certain Legends. Certificates representing the shares of Stock of JVCo issued to BeCeT and Investor shall have the following legend endorsed thereon:

     The stock represented by this Certificate is subject to the restrictions set forth in the Joint Venture Agreement dated December 13, 1993, a copy of which is on file with the Company. The Joint Venture Agreement sets forth certain restrictions concerning the shares represented hereby.

                                   ARTICLE VII

                                   ACCOUNTING

          Section 7.1 Period. The accounting period of JVCo shall be the twelve-month period commencing the 1st day of January and ending on the 31st day of December,


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except that the first accounting period which shall commence on the date JVCo is duly registered and is deemed to exist under Kazakh law and shall end on December 31, 1994. Complete books of account and records shall be kept by JVCo according to International Accounting Standards as well as according to Kazakh law. At the end of each accounting period, such books and records shall be audited at the expense of JVCo by a firm of independent certified public accountants of good reputation, mutually acceptable to the parties. Access to the books of account of JVCo shall be made available to each for the parties at all times during normal business hours, and each party shall have the right to have such books of account audited by its representatives.

          Section 7.2 Annual Financial Information. A balance sheet and a statement of income and retained earnings shall be submitted by JVCo to each party on an annual basis, not later than ninety (90) days after the end of the fiscal year. Such financial statements shall be audited at the expense of JVCo by a firm of independent certified public accountants of good reputation mutually acceptable to the parties.

          Section 7.3 Quarterly Financial Information. At the close of each three-month period commencing January 1, April 1, June 1 and October 1 of each year, JVCo shall submit to the parties a financial statement setting out income, expenses, accounts receivable and payable and such other data as any party may reasonably request.

                                  ARTICLE VIII

                              TERM AND TERMINATION


          Section 8.1 Term. This Agreement shall continue in effect for so long as the parties hereto or their permissible transferees hold shares in JVCo, unless earlier terminated as provided for in this Article VIII or unless terminated by the mutual written agreement of the parties hereto.


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          Section 8.2 Termination for Breach. (a) If any party commits a material breach of this Agreement (such party hereinafter referred to as the "Breaching Party"), the other party may deliver the Breaching Party a written notice describing such breach and stating that this Agreement will terminate unless such breach is corrected as and when prescribed in this subparagraph. If such breach is not corrected within thirty (30) days after such notice is given, this Agreement shall terminate at the end of such thirty (30) day period.

          (b) In the event of a termination of this Agreement pursuant to this
Section 8.2 (the Breaching Party hereinafter referred to as the "Selling Party"), the non-Selling Party shall have the right to purchase and the Selling Party shall be obligated to sell, the shareholdings of the Selling Party. The purchase price per share for shares transferred pursuant to this Section 8.2 shall be the book value per share of JVCo determined by dividing the net assets of JVCo as determined in accordance with International Accounting Standards and adjusted by the total issued and outstanding shares of JVCo as set forth in the most recent quarterly balance sheet of JVCo. In the event that the non-Selling party fails to purchase all of the shares owned by the Selling Party, the parties shall liquidate and dissolve JVCo in accordance with Section 8.4.

          Section 8.3 Termination for Certain Other Actions.

               (a) Investor shall have the right to terminate this Agreement by giving written notice to BeCeT upon Investor's good faith determination that any Kazakhstan Governmental Entity or BeCeT has taken, caused to be taken or failed to take any action, which could, directly or indirectly, materially and adversely affect JVCo or Investor's interests in JVCo (including, without limitation, any action which would constitute a material breach of the Cellular License or Sections 1.6, 10.6 or 10.12 of this Agreement by BeCeT or which would be deemed to have been a breach of Sections 1.6, 10.6 or 10.12 of this Agreement by any of the Kazakhstan Governmental Entities, if such Kazakhstan Governmental Entity were a party to this Agreement).

               (b) In the event Investor terminates


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this Agreement pursuant to Section 8.3(a) hereof, Investor shall have the right to sell to BeCeT, and BeCeT shall have the obligation to buy from Investor, all of the shares of capital stock of JVCo then owned by Investor (the "Put Option Shares"). As consideration for the purchase of the Put Option Shares from Investor, BeCeT shall pay Investor an amount calculated, at Investor's sole option, equal to either: (1) all cash amounts and the fair market value of any property and equipment contributed by Investor to the capital of JVCo in accordance with Article II hereof, plus interest on the foregoing contributions at a rate of 9% per annum from the date of each such contribution (calculated in U.S. Dollars); or (2) the fair market value (in U.S. Dollars) of the Put Option Shares as determined by an independent investment banker or financial advisor of international reputation reasonably selected by Investor and paid by JVCo (which determination shall be final and nonappealable), provided that the determination of fair market value shall not take into consideration the event(s) that resulted in a violation of Section 8.3(a) of this Agreement.

               (c) If Investor elects to proceed under Section 8.3(b)(l), the closing of the purchase and sale of the Put Option Shares shall be within thirty
(30) days of the receipt of the notice from Investor of its election. If Investor elects to proceed under Section 8.3(b)(2), the closing of the purchase and sale of the Put Option Shares shall be within twenty (20) days of the determination of the fair market value of the Put Option Shares, which determination shall be made available to BeCeT as soon as reasonably practicable. At the closing of the sale of the Put Option Shares, BeCeT shall pay Investor in lawful currency of the United States of America in immediately available funds or a certified check drawn by a bank of international reputation the amount specified in Section 8.3(b) and Investor shall convey to BeCeT all of its right, title and interest in the Put Option Shares.

          Section 8.4 Effect of Termination. The termination of this Agreement shall not in any way operate to impair or destroy any of the rights or remedies of any party, or to relieve any party of its obligations to comply with any of the provisions of this Agreement, which shall have accrued prior to the


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effective date of termination. In the event that the shares are not transferred pursuant to the provisions described in Section 8.2, upon termination of this Agreement, the parties shall vote their respective shares and cause the Board of Directors to take such actions as are necessary to liquidate and dissolve JVCo in accordance with applicable laws.

                                   ARTICLE IX

                                 EFFECTIVE DATE

          Section 9.1 Business Commencement Date.

               (a) The obligation of Investor to make capital contributions pursuant to Section 2.3(a) hereof shall not commence until and unless the following conditions shall have been satisfied:

                    (1) Each party shall have obtained such governmental approvals, if any, as are necessary under the relevant laws and regulations for the acquisition of the shares of capital stock of JVCo and the operation of JVCo in accordance with this Agreement (including, without limitation, (i) a written approval from the Cabinet of Ministers of the Republic of Kazakhstan of the issuance of the Cellular License to the JVCo, and (ii) the registration of JVCo under the applicable laws of the Republic of Kazakhstan);

                    (2) The Cellular License shall have been issued by the Ministry of Communications to JVCo;

                    (3) The Ministry of Communications shall have eliminated all unauthorized cellular communication transmissions and networks within the Republic of Kazakhstan;

                    (4) A business plan satisfactory to each of the Investor and BeCeT has been duly adopted by the JVCo Board of Directors.


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               (b) The date when all the foregoing conditions have either been waived or satisfied shall be the "Business Commencement Date."

                                    ARTICLE X

                                  MISCELLANEOUS

          Section 10.1 Pre-Incorporation Expenses. All expenses incurred by BeCet in connection with the preparation of documents relating to the Cellular License and the formation of JVCo (e.g., registration fees and legal fees), shall be paid to BeCet by JVCo. The amount so paid shall be equal to actual documented third party expenditures, or, as relates to internal expenses, to the amount determined in good faith by the Board of Directors as constituting reasonable market rates for such services, but the total amount so paid to BeCeT shall not exceed US$15,000. All expenses incurred by Investor in connection with the preparation of documents relating to the Cellular License and the formation of JVCo (e.g., registration fees and legal fees), shall be capitalised as part of the Investor's capital contribution JVCo. The amount so capitalized shall be equal to actual documented third party expenditures, or, as relates to internal expenses, to the amount determined in good faith by the Board of Directors as constituting reasonable market rates for such services.

          Section 10.2 Arbitration, Applicable Law and Jurisdiction. All disputes arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said Rules. The arbitration shall be held in Vienna, Austria. The language of the arbitration shall be English. Any and all performance hereunder or breach hereof, shall be interpreted, governed and construed pursuant to the Laws of Austria applicable to agreements made and to be performed in said jurisdiction, without regard to principles of conflicts of laws. This agreement shall be governed by and interpreted under the English language and the English language version of this agreement shall be the original version of this agreement.


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          Section 10.3 No Waivers. No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

          Section 10.4 Notices. Every notice required or contemplated by this Agreement shall be given in writing and delivered by hand or sent by overnight courier, or by telex or facsimile, addressed to the party to whom intended at the address specified below or at such other address as the intended recipient previously shall have designated by written notice.

If to Investor:          Wireless Technology Corporations
                         Limited
                         17 Bond Street, Saint Helier
                         Jersey, Channel Islands
                         JE48 UT

copy to:                 William Browder
                         Solomon Brothers International Limited
                         111 Buckingham Palace Road
                         London, England, SW2W 05B

                         Facsimile:  44.71.721.2803

copy to:                 Tom Casey, Esq.
                         Skadden, Arps, Slate, Meagher & Flom
                         1440 New York Avenue
                         Washington, D.C. 20005
                         U.S.A.

                         Telex: 904343 (Skarslaw-WSH)
                         Facsimile: 1.202.393.5760

If to BeCeT:             Jan L. Dribinskyi
                         Kompania Besprovodnye Ceti Sviazi
                         480002, City of Almaty
                         9, Zhurgeneva Street
                         Republic of Kazakhstan

                         Telex: 251232 PTB
                         Facsimile: 7.3272.30.01.43


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          Section 10.5 Assignment; Successors. This Agreement, and the rights and obligations under this Agreement, shall not be transferred, assigned or encumbered, in whole or in part, except to the extent permitted by Article VII or Article IX of this Agreement. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

          Section 10.6 Confidential Information. All information obtained by (i) the parties hereto, (ii) JVCo and its directors, officers, employees and agents or (iii) the Ministry of Communications or any of its agencies, ministries or instrumentalities, in connection with this Agreement and the transactions contemplated hereby, other than information which is common knowledge or within the public domain, shall be considered confidential and shall not be divulged by any of them except to duly authorized representatives of JVCo or as otherwise duly authorized by JVCo in writing. These provisions shall remain binding obligations after the completion, expiration or termination of this Agreement.

          Section 10.7 Entire Agreement; Amendments; Severability. This Agreement sets forth the entire understanding between the parties relating to the subject matter contained herein, and all prior discussions and writings between the parties with respect thereto are superseded by this Agreement. No amendment, modification or addition to this Agreement shall be effective or binding on any party unless set forth in writing and executed by the respective party against whom enforcement of the amendment, modification or addition is sought. The provisions of this Agreement shall be deemed to be severable, and the invalidity of any provision of this Agreement shall not affect the validity of the remaining provisions of this Agreement.

          Section 10.8 JVCo Ratification. Following formation of JVCo, the parties shall cause the Board of Directors of JVCo to ratify this Agreement by duly adopting a resolution in form acceptable to the parties, and pursuant to which JVCo shall be entitled to the benefits of this Agreement and shall be subject to the obligations of this Agreement insofar as such benefits and obligations inure to the benefit of JVCo.


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          Section 10.9 Survival of Obligations. Notwithstanding any termination of this Agreement for any cause, the parties hereto shall not be released from any liability which at the time of such termination has already accrued to such party or which thereafter may accrue to such party in respect of any act or omission prior to such termination.

          Section 10.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts shall have been signed by each of the parties hereto and delivered to the other parties hereto.

          Section 10.11 Sovereign Immunity. To the extent that BeCeT may on any jurisdiction claim for itself, or any of its assets, immunity from suit, arbitration, execution, attachment or any other legal process and to the extent that in such jurisdiction there may be attributed to itself or its assets such immunity (whether or not claimed), BeCeT hereby irrevocably and unconditionally waives such immunity to the fullest extent permitted by applicable law.

          Section 10.12 Non-Competition. Neither Republic of Kazakhstan nor any agency, ministry or instrumentality of the Republic of Kazakhstan nor any other entity affiliated with the Republic of Kazakhstan nor BeCeT nor any of its partners or owners (collectively, the "Non-competing Parties") shall engage or participate in, or attempt to engage or participate in, either directly or indirectly, the business of cellular telephone communications within the Republic of Kazakhstan prior to the fifth anniversary of the Business Commencement Date. None of the Non-competing Parties shall encourage or assist in any manner, either directly or indirectly, any person or entity from engaging or participating in the business of cellular telephone communications within the Republic of Kazakhstan prior to the fifth anniversary of the Business Commencement Date.

          Section 10.13 Force Majeure. Neither of the parties nor JVCo shall be liable for any delay or damage due, occasioned or caused as a result of laws, orders, rules or regulations or by strikes, unusually severe actions of the elements, fires, explosions, or other unusually restrictive causes beyond the reasonable control and not reasonably within the contemplation of the parties. Any delay due to any of the above causes shall not be deemed to be a breach of or failure to perform this Agreement, but the party hereunder that is rendered unable, wholly or in part, to carry out its obligations under this Agreement shall promptly give notice and full particulars of the cause of said delay in writing to the other party promptly after the occurrence of the cause relied upon and the cause of said delay so far as possible shall be remedied with all reasonable dispatch.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

                                  INVESTOR

                                  By: /s/ WILLIAM BROWDER
                                     -------------------------------------------
                                     Name:  William Browder
                                     Title: Pursuant to Power of Attorney

                                  [SEAL]

                                  By: /s/ YAN DRIBINSKY
                                     -------------------------------------------
                                     Name:   Yan Dribinsky
                                     Title:  General Manager


ACCEPTED AND AGREED:

The Ministry of Communications
of the Republic of Kazakhstan

By: /s/ IGOR V. ULYANOV
   ---------------------------
   Name:  IGOR V. ULYANOV
   Title: Minister
   Date:  December 13, 1993


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